EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-3 No. 333-120189) and the related Prospectus of Cross Country Healthcare, Inc.;

(2)

Registration Statement (Form S-8 No. 333-74862) pertaining to Cross Country Healthcare, Inc.’s Amended and Restated 1999 Stock Option Plan and Cross Country Healthcare, Inc.’s Amended and Restated Equity Participation Plan; and

(3)

Registration Statement (Form S-8 No. 333-145484) pertaining to Cross Country Healthcare, Inc.’s 2007 Stock Incentive Plan

of our report dated April 16 and November 19, 2008 with respect to the consolidated financial statements and schedules of MDA Holdings, Inc. and Subsidiaries, for the year ended December 31, 2007.

Moore and Cubbage, LLP

Certified Public Accountants

Marietta, Georgia

November 19, 2008